Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Six Months Ended March 31, 2021

Huntington, WV May 12, 2021- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA) announced financial results for the three and six months ended March 31, 2021. Energy Services generated revenues of $25.6 million and $57.6 million for the three and six months ended March 31, 2021, respectively. Net loss available to common shareholders was $1.4 million and $2.1 million with an adjusted EBITDA of ($798,399) and ($467,317) for the three and six months ended March 31, 2021, respectively. Gross profit percentage increased from 0.4% to 7.3% and from 5.5% to 8.2% for the three and six months ended March 31, 2021 as compared to 2020, respectively.

Douglas Reynolds, President, commented on the announcement. “We experienced an increased demand for our services across all our lines of business for the first and second quarters of fiscal year 2021, which resulted in increased revenue and gross profit when compared to the same periods in 2020. Our December 31, 2020 acquisition, West Virginia Pipeline, contributed immediately with $1.2 million in revenue and $394,000 in gross profit for the three months ended March 31, 2021.” Reynolds continued, “Our efforts to increase distribution revenues are paying off and we are expecting to be busy in our gas & water distribution and electrical & mechanical services for the second half of fiscal year 2021. At the same time, we have invested in growing the business by acquiring a solar installation company and establishing a general contractor subsidiary. Our backlog at March 31, 2021 was $61.2 million as compared to $60.7 million at December 31, 2020.”

Below is a comparison of the Company’s unaudited operating results for the three and six months ended March 31, 2021 and 2020:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020
Revenue	$25,605,412	$18,072,400	$57,615,208	$43,915,707

Cost of revenues	23,731,889	18,001,931	52,898,626	41,488,496

Gross profit	1,873,523	70,469	4,716,582	2,427,211

Selling and administrative expenses	3,823,913	2,345,509	7,419,743	4,941,281
Loss from operations	(1,950,390)	(2,275,040)	(2,703,161)	(2,514,070)

Other income (expense)
Interest income	4	-	151,769	53,249
Other nonoperating expense	(32,887)	(42,741)	(85,510)	(76,679)
Interest expense	(142,993)	(112,017)	(219,510)	(298,862)
Gain on sale of equipment	479,269	223,775	492,311	519,766
	303,393	69,017	339,060	197,474

Loss before income taxes	(1,646,997)	(2,206,023)	(2,364,101)	(2,316,596)

Income tax benefit	(335,526)	(511,412)	(404,968)	(547,871)

Net loss	(1,311,471)	(1,694,611)	(1,959,133)	(1,768,725)

Dividends on preferred stock	77,250	77,250	154,500	154,500

Loss available to common shareholders	$(1,388,721)	$(1,771,861)	$(2,113,633)	$(1,923,225)

Weighted average shares outstanding-basic	13,621,406	13,783,546	13,621,406	13,877,243

Weighted average shares-diluted	13,621,406	13,783,546	13,621,406	13,877,243

Loss per share
available to common shareholders	$(0.102)	$(0.129)	$(0.155)	$(0.139)

Loss per share-diluted
available to common shareholders	$(0.102)	$(0.129)	$(0.155)	$(0.139)

Please refer to the table below that reconciles adjusted EBITDA with net loss available to common shareholders:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
	Unaudited	Unaudited	Unaudited	Unaudited
Net loss income available to common shareholders	$(1,388,721)	$(1,771,861)	$(2,113,633)	$(1,923,225)

Less: Income benefit	(335,526)	(511,412)	(404,968)	(547,871)

Add: Dividends on preferred stock	77,250	77,250	154,500	154,500

Add: Interest expense	142,993	112,017	219,510	298,862

Less: Non-operating income	(446,386)	(181,034)	(558,570)	(496,336)

Add: Depreciation expense	1,151,991	1,122,509	2,235,844	2,217,791

Adjusted EBITDA	$(798,399)	$(1,152,531)	$(467,317)	$(296,279)

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868